EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 26, 2021, with respect to the consolidated financial statements of Icahn Enterprises Holdings L.P. and subsidiaries included in the joint Annual Report of Icahn Enterprises L.P. and Icahn Enterprises Holdings L.P. on Form 10-K for the year ended December 31, 2020. We consent to the incorporation by reference of said report in the Registration Statement of Icahn Enterprises L.P. and subsidiaries on Form S-3 (File No. 333-232711).

/s/GRANT THORNTON LLP

New York, New York

February 26, 2021